QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

SPECIAL AGREEMENT

        This Special Agreement (the "Agreement") is entered into on March 3, 2005 (the "Effective Date") between Douglas L. Polson, a resident of Douglas County, Colorado (the "Executive"), and Pacific Energy Management LLC, a Delaware limited liability company (the "Company").

        WHEREAS, the Executive is currently serving as Executive Chairman of Pacific Energy GP, Inc., a Delaware corporation ("General Partner") pursuant to an Employment Agreement dated October 1, 2002 (the "Employment Agreement"); and

        WHEREAS, on the Effective Date, General Partner converted into a Delaware limited liability company; and

        WHEREAS, pursuant to the Purchase and Sale Agreement dated as of October 29, 2004 by and among PPS Holding Company, The Anschutz Corporation, and LB Pacific, LP (the "Buyer"), the Buyer will purchase all of the membership interests in General Partner, which shall then be converted into a Delaware limited partnership; and

        WHEREAS, in connection with Buyer's purchase of General Partner, the Company will, effective as of the Effective Date, assume all of General Partner's rights and obligations under the Employment Agreement; and

        WHEREAS, the Company desires to effect a change in the Executive's role with the Company, and the Executive has agreed to such change,

        NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Termination of Employment.

        The Executive hereby resigns, effective as of the Effective Date, as Executive Chairman of the Company and as an employee of the Company, and agrees to execute such forms as the Company may reasonably request to effect such resignation. The Executive and the Company are simultaneously executing a release of claims against each other.

        2.    Consideration in Connection With Termination of Employment.

        (a)   The Company shall pay Executive, by on or before March 8, 2005, the following amounts:

          (i)    Thirty Two Thousand One Hundred and Seventy Three Dollars ($32,173) representing accrued but unused vacation,

          (ii)   Two Thousand Five Hundred Dollars ($2,500) representing accrued salary through March 3, 2005, and

          (iii)  Nine Hundred Thousand Dollars ($900,000) in satisfaction of the Company's obligations under Section 5(c)(ii)(C) of the Employment Agreement.

        (b)   The Executive's rights in respect of 50,000 fully vested Options to acquire Common Units, which he holds under the Pacific Energy GP, Inc. Long Range Incentive Plan (the "Plan"), including any new securities for which or into which such Options may be exchanged or converted, shall be as determined under the terms of the Plan and under any plan applicable to any such new securities.

        (c)   Commencing on the Effective Date, the Company shall reimburse Executive for his cost of obtaining dental and life insurance benefits on terms comparable to the terms of the Company's plans in effect on the Effective Date, for a period ending on the earlier of (i) the second anniversary of the Effective Date or (ii) the date the Executive becomes covered under similar plans of a new employer. Commencing on the second anniversary of the Effective Date, and assuming Executive has not commenced full time employment with a subsequent employer and elects COBRA continuation coverage under the medical benefits plan of The Anschutz Corporation, the Company shall reimburse Executive for the cost of maintaining such COBRA Continuation Coverage for a period equal to the lesser of (i) the period of such COBRA Continuation Coverage or (ii) until the Executive commences full time employment with a new employer.

        (d)   The Executive shall be entitled to bonus for 2005, payable in 2006, under the terms of the Company's Incentive Compensation Plan as in effect for 2005, calculated upon his base salary paid through the Effective Date.

        (e)   For a period of three (3) months from the Effective Date the Company shall provide the Executive suitable office space, parking, staff and administrative support. The Company agrees to reimburse Executive for the lesser of (i) one half of the reasonable legal fees incurred by Executive in connection with this Agreement, and the Consulting Agreement, or (ii) Ten Thousand Dollars ($10,000).

        (f)    The Company shall obtain and continue in full force and effect appropriate director and officer liability insurance in such amounts and with such terms and provisions as the Board shall determine in its sole discretion (D&O Insurance). To the fullest extent permitted by the indemnification provisions of the Company's governing instruments in effect as of the date of this Agreement and the indemnification provisions of the governing laws of the jurisdiction of the Company's formation in effect from time to time (collectively the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company's request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against any and all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.

        (g)   The Parties shall agree on the language of the public announcement of Executive's resignation and neither party shall thereafter make any public statement inconsistent therewith.

        3.    Directorship.

        Following the Effective Date, Executive shall continue as a non-executive member of the Board of Directors, serving at the pleasure of the member of the Company. During the period he serves in that capacity he shall be entitled to remuneration as applicable to other non-executive members of the Board, including without limitation restricted units, as per the Company's policies in place from time to time.

        4.    Consultancy.

        Concurrent with the execution of this agreement, the Company and the Executive are entering into a consulting services agreement providing for the provision of consulting services over a period of one year from the Effective Date, or such longer period as may be mutually agreed between the parties.

        5.    Confidential Information.

        The Executive shall not at any time use or disclose any secret, confidential, and/or proprietary information, knowledge, or data relating to the Company, any of its subsidiaries or any of the other affiliates of the Company, present and future, and their respective businesses, which shall have been obtained by the Executive during his employment by, or provision of services to, the Company, any of its subsidiaries or any of the other affiliates of the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement) provided that the Executive may comply with legal process, so long as Executive gives prompt notice to the Company of any required disclosure and reasonably cooperates (without being required to incur any expense or subject himself to sanction or penalty) with the Company if the Company determines to oppose, challenge, or quash the legal process.

        6.    Nonsolicitation of Employees.

        The Executive agrees that for a period of one (1) year following the date of Executive's resignation or removal as a Director of the Company, he will not, directly or indirectly, solicit on behalf of any entity any employee of the Company, any of its subsidiaries or any of its other affiliates, present or future (while an affiliate), who is being compensated at a rate of Fifty Thousand Dollars ($50,000.00) or more per year as an employee of the Company, any of its subsidiaries, or any of its other affiliates, present or future, to work for any individual or firm then in competition with the business of the Company, any of its subsidiaries or any other affiliate of the Company, present or future. The Executive may give references with respect to such employees.

        7.    Nonsolicitation of Customers.

        Executive agrees that for a period of one (1) year following the resignation of Executive as a Director of the Company, he will not directly or indirectly solicit customers of the Group (defined below) for the purpose of delivering to such customers, at points within fifty miles of the Group's points of delivery, products of the kind delivered by the Group during the period Executive was employed by the Group. For purposes of this Agreement and the Consulting Agreement, the term "Group" means the Company and any other company that controls or is controlled directly or indirectly by, or is under common control with the Company including, without limitation, Pacific Energy Partners L.P.

        8.    Miscellaneous.

        (a)   This Agreement and the Consulting Agreement entered into on this day by and between the Company and the Executive contain the entire agreement and understanding concerning the subject matter hereof between the parties hereto. This Agreement and the Consulting Agreement constitute an integrated agreement and contain the complete understanding and agreement of the parties with respect to the subject matter they address, and supersede and replace all prior negotiations and agreements, whether written or oral, concerning such subject matter. This Agreement specifically terminates and supersedes the Employment Agreement. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto to any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

        (b)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any action is brought to enforce or interpret this Agreement, venue for the action will lie in the federal or state courts of the City and County of Denver, Colorado.

        (c)   This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors. Executive acknowledges that his services are unique and personal. Accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity; provided however, that payments may be made to the Executive's estate or beneficiaries as expressly set forth herein.

        (d)   The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

        (e)   The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

        (f)    Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

        (g)   Amounts payable hereunder shall be subject to required tax withholding as required by law.

        (h)   If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

        (i)    Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

        (j)    Any notice hereunder may be made as provided in the Consulting Agreement.

        (k)   The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

        (l)    The Executive agrees to keep this Agreement and the terms thereof confidential except for disclosures (i) required by law, (ii) reasonably necessary to the enforcement of this Agreement or (iii) to his spouse, secretary or legal, tax or financial advisors provided he has made reasonable efforts to assure that those persons shall keep the agreement and its terms confidential.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

Pacific Energy Management LLC
By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President and Chief Executive Officer
/s/ DOUGLAS L. POLSON Douglas L. Polson

QuickLinks

SPECIAL AGREEMENT